As filed with the Securities and Exchange Commission on July 29, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-4785427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

416 South Bell Avenue Ames, Iowa	50010
(Address of principal executive offices)	(Zip Code)

2009 Stock Incentive Plan, as amended

(Full title of the plans)

Jeffrey Stroburg

Chief Executive Officer

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

(Name and address agent for service)

(515) 239-8000

(Telephone number, including area code, of agent for service)

Copy to:

Blair W. White, Esq.

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, California 94105

(415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, $0.0001 par value (including preferred stock purchase rights): To be issued under the 2009 Stock Incentive Plan, as amended	5,400,000	$1.77	$9,558,000	$682

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock) to be offered or sold pursuant to the above-named plan that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Represents the book value of the Registrant’s common stock as of June 30, 2010.
(3)	Computed in accordance with Rules 457 (h) under the Securities Act, solely for the purpose of calculating the total registration fee. Currently, there is not public market for the Registrant’s common stock.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Special Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on April 19, 2010.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 24, 2010.

(c)	The description of the Registrant’s Common Stock contained in the joint proxy statement/prospectus on Form S-4 (Commission File No. 333-161187).

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Nyemaster, Goode, West, Hansell & O’Brien, P.C., Des Moines, Iowa.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Restated Certificate of Incorporation and the Registrant’s Amended and Restated Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8:	Exhibits.

Exhibit No.	Description

5.1	Opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Nyemaster, Goode, West, Hansell & O’Brien, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9:	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Des Moines, State of Iowa, on the 29th day of July, 2010.

RENEWABLE ENERGY GROUP, INC.

/S/ JEFFREY STROBURG
By:	Jeffrey Stroburg
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stroburg and Chad Stone and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JEFFREY STROBURG Jeffrey Stroburg	Chief Executive Officer (Principal Executive Officer) and Director	July 29, 2010

/S/ CHAD STONE Chad Stone	Principal Financial Officer	July 29, 2010

/S/ NATALIE LISCHER Natalie Lischer	Principal Accounting Officer	July 29, 2010

/S/ PAUL CHATTERTON Paul Chatterton	Director	July 29, 2010

/S/ SCOTT P. CHESNUT Scott P. Chesnut	Director	July 29, 2010

/S/ DELBERT CHRISTENSEN Delbert Christensen	Director	July 29, 2010

/S/ SCOTT GIESELMAN Scott Gieselman	Director	July 29, 2010

/S/ RANDOLPH L. HOWARD Randolph L. Howard	Director	July 29, 2010

/S/ MICHAEL A. JACKSON Michael A. Jackson	Director	July 29, 2010

/S/ JONATHAN KOCH Jonathan Koch	Director	July 29, 2010

/S/ ERIC HAKMILLER Eric Hakmiller	Director	July 29, 2010

/S/ CHRISTOPHER D. SORRELLS Christopher D. Sorrells	Director	July 29, 2010

/S/ DON HUYSER Don Huyser	Director	July 29, 2010

/S/ RONALD MAPES Ronald Mapes	Director	July 29, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Nyemaster, Goode, West, Hansell & O’Brien, P.C.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Nyemaster, Goode, West, Hansell & O’Brien, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).